Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Community Partners Bancorp
Middletown, New Jersey

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010, relating to the consolidated financial statements of Community Partners Bancorp appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ ParenteBeard LLC

ParenteBeard LLC
Philadelphia, Pennsylvania
February 18, 2011